EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CST

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin - January 18, 2007 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 31, 2006.

Net sales for the Company’s second quarter ended December 31, 2006 were $37.9 million, compared to net sales of $43.3 million for the second quarter ended January 1, 2006. Net income for the period was $1.1 million, compared to $2.7 million in the prior year quarter. Diluted earnings per share for the period were $.31 compared to $.71 in the prior year quarter.

The significant change in sales and profitability for the second quarter compared to last year is a continuation of the trend that impacted our first quarter operating results. First, the Company’s largest customers continued to reduce their production schedules during the second quarter to match the unusually low sales demand for their products. Correspondingly, our overall sales volume for these customers was down 20% during the current quarter compared to the prior year. This sales decline had a minimal impact on our manufacturing efficiencies as we were able to effectively manage our operational costs at the lower production volume. The largest contributor to the second quarter’s lower profitability was the cost of the primary raw materials (zinc and brass) used in our products which continued to escalate during the quarter and were approximately 107% higher than the prior year quarter, negatively impacting our gross profit margins by 6.3%. In addition, during the current quarter, the Company recorded a $366,000 ($231,000 after tax) charge to cover severance and separation costs related to the move of our service products assembly operation from Milwaukee, Wisconsin to our Juarez, Mexico facilities. The impact of this move is expected to reduce annual operating costs by approximately $1.5 million.

For the six months ended December 31, 2006, net sales were $76.0 million compared to net sales of $88.1 million in the prior year period. Net income was $1.8 million compared to net income of $4.4 million in the prior year period and diluted earnings per share were $.51 compared to $1.17. In comparing results for the current six months and the prior year six months it should be noted that the prior year operating results included a $3.2 million ($2.02 million after tax) charge to increase the Company’s reserve for uncollectible trade accounts receivable related to the filing for Chapter 11 bankruptcy protection by Delphi Corporation. This reduced the prior year six months earnings per share by $.54.

Overall sales to STRATTEC’s largest customers decreased in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased during the current quarter to $14.3 million compared to $13.1 million due to additional vehicle content. Sales to Ford Motor Company were $4.3 million compared to $6.8 million due to lower levels of vehicle production and pre-programmed price reductions. Sales to General Motors Corporation were $7.4 million compared to $7.9 million due to a combination of price reductions and lower levels of production. Sales to Delphi Corporation were $4.2 million compared to $7.1 million due to a combination of lower levels of production and reduced component content. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $560,000 compared to $1.3 million due to discontinued models and lower vehicle production volumes.

Gross profit margins were 13.3 % in the current quarter compared to 19.7 % in the prior year quarter. As stated earlier, the decrease in gross profit margin was primarily attributed to higher purchased material costs for zinc and brass that reduced gross profit margins by $2.4 million or approximately 6.3 % from the prior year quarter. The remaining decrease was attributed to lower production and the impact of the charge for severance and separation costs related to the move of service product assembly, offset by other favorable variances.

Operating expenses were $4.9 million in the current quarter, compared to $5.5 million in the prior year quarter.

The provision for income taxes in the current quarter includes a State refund claim recovery that positively impacted earnings per share by $.09. The prior year tax provision included a favorable foreign tax adjustment that positively impacted earnings per share by $.08.

During the current quarter, the Company contributed $1.5 million to its Pension Fund and repurchased 17,000 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $596,000.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
	(Unaudited)		(Unaudited)

Net Sales	$37,913	$43,278	$75,963	$88,071

Cost of Goods Sold	32,873	34,736	65,641	69,755

Gross Profit	5,040	8,542	10,322	18,316

Engineering, Selling &
Administrative Expenses	4,852	5,494	9,908	10,779

Provision for Doubtful Accounts	-	-	-	3,200

Income from Operations	188	3,048	414	4,337

Interest Income	905	574	1,827	1,063

Interest Expense	-	-	-	-

Other Income, Net	121	124	149	164

	1,214	3,746	2,390	5,564

Provision for Income Taxes	120	1,090	555	1,168

Net Income	$1,094	$2,656	$1,835	$4,396

Earnings Per Share:
Basic	$0.31	$.71	$0.51	$1.17
Diluted	$0.31	$.71	$0.51	$1.17
Average Basic
Shares Outstanding	3,539	3,744	3,568	3,745

Average Diluted
Shares Outstanding	3,542	3,748	3,571	3,751

Other
Capital Expenditures	$1,377	$2,260	$2,292	$3,840
Depreciation & Amortization	$1,768	$1,808	$3,517	$3,632

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	December 31, 2006	July 2, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$66,285	$65,712
Receivables, net	18,292	25,357
Inventories	8,140	9,337
Other current assets	10,601	10,468
Total Current Assets	103,318	110,874
Investment in Joint Ventures	2,495	2,202
Prepaid Pension Obligations	9,847	7,602
Other Long Term Assets	191	197
Property, Plant and Equipment, Net	26,584	27,764
	$142,435	$148,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,551	$17,701
Other	11,060	11,825
Total Current Liabilities	24,611	29,526
Borrowings Under Line of Credit	-	-
Deferred Income Taxes	4,266	4,266
Accrued Postretirement Obligations	4,592	4,572
Shareholders’ Equity	237,214	234,989
Accumulated Other Comprehensive Loss	(2,578)	(2,958)
Less: Treasury Stock	(125,670)	(121,756)
Total Shareholders’ Equity	108,966	110,275
	$142,435	$148,639

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Second Quarter Ended		Six Months Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$1,094	$2,656	$1,835	$4,396
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Depreciation	1,768	1,808	3,517	3,632
Stock Based Compensation Expense	186	351	379	560
Tax Benefit from Options Exercised	-	-	-	61
Provision for Doubtful Accounts	-	-	-	3,200
Change in Operating Assets/Liabilities	852	4,701	986	(9,712)
Other, net	33	149	132	65

Net Cash Provided by Operating Activities	3,933	9,665	6,849	2,202

Cash Flows from Investing Activities:
Investment in Joint Ventures	(100)	(50)	(100)	(50)
Additions to Property, Plant and Equipment	(1,377)	(2,260)	(2,292)	(3,840)
Proceeds from Sale of Property, Plant
and Equipment	-	22	21	22
Net Cash Used in Investing Activities	(1,477)	(2,288)	(2,371)	(3,868)

Cash Flow from Financing Activities:
Purchase of Common Stock	(596)	-	(3,922)	(1,196)
Exercise of Stock Options and
Employee Stock Purchases	8	20	17	1,080

Net Cash (Used in) Provided by Financing Activities	(588)	20	(3,905)	(116)

Net Increase (Decrease) in Cash & Cash Equivalents	1,868	7,397	573	(1,782)

Cash and Cash Equivalents:
Beginning of Period	64,417	47,771	65,712	56,950
End of Period	$66,285	$55,168	$66,285	$55,168